EXHIBIT L

December 20, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Statement on Form U-1 of Dominion Resources, Inc. (DRI)
(File No. 70-9477)

Ladies and Gentlemen:

I am familiar with the statement on Form U-1, as amended, referred to above relating to the proposal by DRI to request authority to revise the existing form of service agreement pursuant to which Dominion Resources Services, Inc. will provide services to the subsidiaries of DRI as well as the form of the Virginia Power Support Agreement between Virginia Electric & Power Company and DRS.

I am of the opinion that DRI and its subsidiaries are validly organized and duly existing as corporations under the laws of the State of Delaware, in the case of DRI and, in the case of its subsidiaries, the laws of any other state in which any of them is incorporated; and in the event that the proposed transactions are consummated in accordance with such statement on Form U-1 and the Securities and Exchange Commission's order:

(a) all state laws applicable to the proposed transactions by DRI and its subsidiaries will have been complied with; and

(b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by DRI or any associate company thereof.

I hereby consent to the use of this opinion in connection with the above-referenced statement of Form U-1.

Very truly yours,

/s/ Sharon L. Burr Sharon L. Burr Senior Counsel